EXHIBIT 99.1

Press Release
FOR IMMEDIATE RELEASE

LOUISIANA BANCORP, INC. ANNOUNCES RESULTS OF SPECIAL
MEETING OF SHAREHOLDERS AND STOCK PURCHASES TO FUND PLAN
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Metairie, Louisiana (February 14, 2008) — Louisiana Bancorp, Inc. (the “Company”)(Nasdaq LABC),  the holding company for Bank of New Orleans, today announced it had received approval of its proposals to adopt stock benefit plans presented to shareholders at the special meeting held today.

At the special meeting, shareholders approved the adoption of the 2007 Stock Option Plan and the 2007 Recognition and Retention Plan.

“I am pleased by the support of our shareholders in voting in favor of our proposals,” said Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of Louisiana Bancorp, Inc.  “We are gratified by this showing of shareholder support for our stock benefit plans.”

In order to fund the 2007 Recognition and Retention Plan, the related trust will purchase 253,829 shares of Louisiana Bancorp’s common stock in the open market.  Purchases will be made from time to time at the discretion of management.

Louisiana Bancorp, Inc. is the holding company for Bank of New Orleans. The Bank is a federally chartered, FDIC-insured savings bank which was originally organized in 1909.  Bank of New Orleans conducts business from its main office in Metairie, Louisiana and three branch offices in Jefferson and Orleans parishes.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Louisiana Bancorp’s prospectus, dated May 14, 2007, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.bankofneworleans.net, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business.  Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Contact:	Lawrence J. LeBon, III,
Chairman, President & Chief Executive Officer
or
John LeBlanc,
SVP & Chief Financial Officer
Telephone: (504) 834-1190